    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2004
                                                     REGISTRATION NO. 333-110977

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   iCAD, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                               02-0377419
--------------------------------------      -----------------------------------
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    Incorporation or organization)

                            4 Townsend West, Suite 17
                           Nashua, New Hampshire 03063
                                 (603) 882-5200
 ------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     W. Scott Parr, Chief Executive Officer
                                   iCAD, Inc.
                            4 Townsend West, Suite 17
                           Nashua, New Hampshire 03063
                                 (603) 882-5200
               ---------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                             Telephone (212 885-5000
                            Facsimile: (212) 885-5001

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
[-]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                   iCAD, INC.

                        1,642,200 shares of Common Stock

         The selling stockholders listed on page 14 of this prospectus are offering for resale up to 1,575,000 shares of common stock beneficially owned by them. We issued 1,260,000 of the shares of common stock to certain of the selling stockholders in a private placement in November 2003. An additional 315,000 shares are issuable upon exercise of additional investment rights sold to certain of the selling stockholders in the private placement. The remaining 67,200 shares are issuable upon exercise of warrants issued as part of the compensation paid to the placement agent for the private placement. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution".


         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ICAD". On January 12, 2004, the last sale price of our common stock as reported by Nasdaq was $5.38 per share.


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. FOR MORE INFORMATION, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                      The date of this prospectus is , 2004




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                                Table of Contents

                                                                           Page

Forward-looking Statements...................................................3
The Company..................................................................3
Recent Developments..........................................................3
Risk Factors.................................................................4
Use of Proceeds.............................................................14
Selling Stockholders........................................................15
Plan of Distribution........................................................17
Legal Matters...............................................................19
Experts.....................................................................19
Where You Can Find More Information.........................................20
Incorporation of Certain Documents By Reference.............................20

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                           FORWARD-LOOKING STATEMENTS

         Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of iCAD, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. iCAD, Inc. undertakes no obligation to update any forward-looking statement.

                                   THE COMPANY

         The Company manufactures and distributes a computer-aided (CAD) system used in the early detection of breast cancer. iCAD offers the fastest CAD system available, the only system to look for asymmetries, and the most effective system available to detect breast masses.

         iCAD, the only vertically integrated company in its market, also manufactures medical film digitizers for a variety of medical imaging and other applications.

         iCAD was incorporated under the laws of the State of Delaware in 1984 under the name Howtek, Inc. and changed its name to iCAD, Inc. in June 2002 Its principal executive offices are located at 4 Townsend West, Suite 17, Nashua, New Hampshire 03603, and its telephone number is (603) 882-5200.

         Unless the context requires otherwise, reference in this prospectus to "we", "us" ,"our", "iCAD", or "Company" refers to iCAD, Inc. and its subsidiaries.

                               RECENT DEVELOPMENTS

         On November 24, 2003, we sold 1,260,000 shares of our common stock at a price of $5.00 per share in a private placement to institutional investors. We also issued to such investors additional investment rights to purchase up to an additional 315,000 shares of our common stock at $5.00 per share. These additional investment rights are exercisable immediately after the closing date of the private placement and expire 30 trading days after the date the registration statement of which this prospectus forms a part becomes effective. The net proceeds to us from the sale of the 1,260,000 shares were approximately $5.9 million. If the additional investment rights are exercised in full for cash, of which there can be no assurance, we will receive approximately $1,460,000 in additional proceeds which we currently intend to use for working capital and general corporate purposes. We also issued warrants to purchase 67,200 shares of our common stock as part of the compensation paid to the placement agent for the private placement. If these warrants are exercised in full for cash, of which there can be no assurance, we will receive approximately $336,000 in additional proceeds which we currently intend to use for working capital and general corporate purposes. We will not receive any proceeds from the selling stockholders from the sale of the shares pursuant to this prospectus.

         We issued the shares and the additional investment rights and will issue the shares of common stock upon exercise of the additional investment rights and the placement agent warrants in private placements exempt from the registration requirements of the Securities Act of 1933. Under a securities purchase agreement dated November 24, 2003, we agreed to register for resale the shares of our common stock sold in the private placement and the shares issuable upon exercise of the additional investment rights. We also agreed with the placement agent to register for resale the shares of our common stock issuable upon exercise of the placement agent warrants. Pursuant to those agreements, we have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, to register for resale those shares.

                                  RISK FACTORS

         We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.

OUR  BUSINESS  IS  SUBJECT  TO A NUMBER OF RISKS  INCLUDING  THE RISKS SET FORTH
BELOW.

THE MIGRATION OF OUR PRINCIPAL LINES OF BUSINESS OVER THE PAST THREE YEARS HAS RESULTED IN DECLINING SALES AND A DEPENDENCE UPON OUR MEDICAL IMAGING PRODUCTS.

         In 1999 we decided to shift our business focus from prepress and graphic arts products, which then accounted for a majority of our revenues, to our products for use in the medical and photographic markets, which we believed would provide us with higher margins. In 2002, we acquired a privately held software development company with an FDA approved system for computer-aided detection of breast cancer, and further narrowed our business focus to concentrate primarily on its new CAD medical software and systems business, and secondarily on our existing medical digitizer business. In the fourth quarter of 2002 we completed the licensing and divestiture of our graphic arts and prepress business lines. As a result of this migration, our revenues declined from approximately $7.8 million in 2000 to approximately $5.0 million in 2002 and we have become totally dependent upon sales of our CAD medical imaging and digitizer products. There can be no assurance that these actions will result in increased sales or that any such increase will offset the reduction in sales as a result of our divestiture of our prepress and graphic arts and photographic products.

WE HAVE INCURRED SIGNIFICANT LOSSES AND WE MAY NOT BE ABLE TO ACHIEVE AND SUSTAIN FUTURE PROFITABILITY.

         As of December 31, 2002, we have incurred losses in excess of $63 million in the aggregate since our inception, including a net loss of approximately $9.4 million during the year ended December 31, 2002. We reported net losses of $5,395,367 and $6,603, 953 in the three and nine months ended September 30, 2003, respectively. There can be no assurance that we will be able to achieve and sustain future profitability.

OUR MEDICAL DIGITIZER BUSINESS HAS BEEN ADVERSELY AFFECTED BY OUR ACQUISITION AND COMMERCIALIZATION OF A CAD PRODUCT LINE.

         Prior to acquisition of a CAD product line, we promoted our medical digitizer line to a variety of current and prospective customers offering or seeking to offer their own CAD products. With the acquisition of a CAD product line, we have entered into a competitive or potentially competitive position with respect to such current and prospective customers, which has, in some cases, led current and prospective customers to seek alternative suppliers of medical digitizers. Our sales and marketing efforts, moreover, have concentrated on CAD products during 2002, and we have limited development and support of our medical digitizer product channels during this time. There can be no assurance that these actions will result in increased sales of CAD products or that sales of our medical digitizer products will not continue to decline.

         WE MAY NEED ADDITIONAL FINANCING TO IMPLEMENT OUR STRATEGY AND EXPAND OR FINANCE OUR BUSINESS.

         We may need additional debt or equity financing to pursue our strategy and increase sales in the medical markets or to finance our business. As of the date of this prospectus we have $3,630,000 of convertible debt outstanding under the terms of our loan arrangement with our Chairman which debt is payable on demand. Any financing that we need may not be available at all and, if available, may not be available on terms that are acceptable to us. Our failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from continuing our strategy or from responding to changing business or economic conditions, and could cause us to experience difficulty in withstanding adverse operating results or competing effectively. If we are required to repay our existing debt to our Chairman in cash it would adversely affect our financial condition.

BECAUSE SOME OF OUR MEDICAL DIGITIZERS ARE INCORPORATED INTO ORIGINAL EQUIPMENT MANUFACTURERS' PRODUCTS WHICH ARE REGULATED BY THE FOOD AND DRUG ADMINISTRATION, OR FDA, OUR SALES OF THESE PRODUCTS ARE IN PART DEPENDENT UPON THESE THIRD PARTIES OBTAINING FDA APPROVAL FOR THEIR PRODUCTS.

         Our medical digitizers are incorporated into products sold by third-party original equipment manufactures, or OEMs. Some of these OEM products are regulated by the FDA and require FDA approval, prior to marketing the products in the United States. Obtaining FDA approval is a lengthy process and is handled by the third-party OEM. Accordingly, we are not in control of the process. In the event that we are unable to maintain our relationship with the OEM's which incorporate our products or enter into agreements with additional OEM's whose subsequently receive FDA approval, our business operating results and prospects will suffer.

BECAUSE A PORTION OF OUR SALES ARE OUTSIDE THE UNITED STATES, WE ARE SUBJECT TO ADDITIONAL RISKS, INCLUDING DEVALUATIONS OF FOREIGN CURRENCIES, INSTABILITY IN KEY GEOGRAPHIC MARKETS, TARIFFS AND OTHER TRADE BARRIERS WHICH ARE NOT WITHIN OUR CONTROL.

         Our international sales subject us to the risk of loss in the event of devaluation of foreign currencies in which sales are made between the time of contract and payment. We do not enter into currency hedging transactions. In addition, our international sales would be adversely affected by political, social or economic instability or the imposition of tariffs and other trade barriers in the geographic markets in which we sell our products.

BECAUSE WE FACE INTENSE COMPETITION FOR OUR PRODUCTS, PRICE DISCOUNTING OFTEN OCCURS AND MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

         We compete with a variety of companies for sales of our medical imaging products. As a result, discounting among manufacturers and distributors of our products is intense. Increased price discounting could adversely affect our gross margins and operating results. We may not be able to effectively compete in the future and we may be required to discount our products to increase sales.

OUR PRODUCTS MAY BECOME OBSOLETE.

         Our ability to compete effectively will depend, in large part, on our ability to offer state of the art products. Our competitors might develop and sell new products that are technically superior to our current product line that could result in our inability to sell existing products or our inability to sell our products without offering a significant discount. We cannot give any assurance that our products will not become obsolete in the future or that we will be able to upgrade our product line or introduce new products if required.

WE DEPEND UPON A LIMITED NUMBER OF SUPPLIERS AND MANUFACTURERS FOR OUR PRODUCTS, AND CERTAIN COMPONENTS IN OUR PRODUCTS MAY BE AVAILABLE FROM A SOLE OR LIMITED NUMBER OF SUPPLIERS.

         Our products are generally either manufactured and assembled for us by a sole manufacturer, by a limited number of manufacturers or assembled by us from supplies we obtain from a limited number of suppliers. Critical components required to manufacture these products, whether by outside manufacturers or directly, may be available from a sole or limited number of component suppliers. We generally do not have long-term arrangements with any of our manufacturers or suppliers. The loss of a sole or key manufacturer or supplier would impair our ability to deliver products to customers in a timely manner and would adversely affect our sales and operating results. Our business would be harmed if any of our manufacturers or suppliers could not meet our quality and performance specifications and quantity and timing requirements.

WE MAY BE UNABLE TO SECURE COOPERATION FROM MANUFACTURERS OF DIGITAL MAMMOGRAPHY EQUIPMENT NECESSARY FOR US TO DEVELOP AND OFFER CAD SYSTEMS FOR USE WITH SUCH DIGITAL MAMMOGRAPHY SYSTEMS.

         We require cooperation from the manufacturer of digital mammography systems to modify our CAD software for use with and display in connection with digital mammography systems produced by these manufacturers. As potential customers supplement or replace current film-based mammography devices with digital mammography systems the refusal or unwillingness of any such manufacturer of digital mammography systems to cooperate with us could adversely affect our ability to market our products.

PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL.

         Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. There are two series of preferred stock currently outstanding which have dividend and liquidation preferences over our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to a third party. In addition, our certificate of incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible. One class of directors is elected at each annual meeting to serve a term of three years. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of our board of directors. The ability of our board of directors to issue preferred stock and the classification of our board into three separate classes, could discourage, delay, or prevent a takeover of us thereby preserving control by the current stockholders.

         As a Delaware corporation, we are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. Subject to exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above-market prices typical of acquisitions.

THE PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

         Our common stock is quoted on the Nasdaq SmallCap Market which has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to the operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results announcements by us or our competitors, factors affecting the medical imaging industry generally, changes in national or regional economic conditions, changes in securities analysts' estimates for our competitors' or industry's future performance or general market conditions. The market price of our common stock could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

WE ARE SUBJECT TO EXTENSIVE REGULATION WITH POTENTIALLY SIGNIFICANT COSTS FOR COMPLIANCE.

         The iCAD system for computer aided detection of breast cancer is a medical device subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act. The FDA's regulations govern, among other things, product development, product testing, product labeling, product storage, pre-market clearance or approval, advertising and promotion, and sales and distribution. Unanticipated changes in existing regulatory requirements or adoption of new requirements could adversely affect our business, financial condition and results of operations.

         The FDA's Quality System Regulation requires that our manufacturing operations follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. We are subject to FDA regulations covering labeling regulations, adverse event reporting, and the FDA's general prohibition against promoting products for unapproved or off-label uses.

         Our manufacturing facilities are subject to periodic unannounced inspections by the FDA and corresponding state agencies and international regulatory authorities for compliance with extensive regulatory requirements. Although we believe our manufacturing facilities are currently in compliance with applicable requirements, there can be no assurance that the FDA, following an inspection of these manufacturing facilities, would determine that they are in full compliance. Our failure to fully comply with applicable regulations could result in the issuance of warning letters, non-approvals, suspensions of existing approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

         In order to market and sell our CAD products in certain countries outside of the United States we must obtain and maintain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals, and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals is an expensive and time consuming process. We cannot be certain that we will be able to obtain the necessary regulatory approvals timely or at all in any foreign country in which we plans to market our CAD products, and if we fail to receive such approvals, our ability to generate revenue may be significantly diminished.

WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVAL FOR ANY OF THE OTHER PRODUCTS THAT WE MAY CONSIDER DEVELOPING.

         We have received FDA approvals only for our currently offered CAD products. Before we are able to commercialize any other product, we must obtain regulatory approvals for each indicated use for that product. The process for satisfying these regulatory requirements is lengthy and will require us to comply with complex standards for research and development, testing, manufacturing, quality control, labeling, and promotion of products.

OUR PRODUCTS MAY BE RECALLED EVEN AFTER THEY HAVE RECEIVED FDA APPROVAL OR CLEARANCE.

         If the safety or efficacy of our products are called into question, the FDA and similar governmental authorities in other countries may require us to recall our products. This is true even if our products have previously received approval or clearance by the FDA or a similar governmental body. Such a recall could be the result of component failures, manufacturing errors or design defects, including defects in labeling. Such a recall would divert the focus of our management and our financial resources and could materially and adversely affect our reputation with customers.

REFORMS IN REIMBURSEMENT PROCEDURES BY MEDICARE OR OTHER THIRD-PARTIES MAY ADVERSELY AFFECT OUR BUSINESS.

         In the United States, Medicare and a number of commercial third-party payers provide reimbursements for the use of CAD in connection with mammography screening and diagnostics. In the future, however, these reimbursements may be unavailable or inadequate due to changes in applicable legislation or regulations, changes in attitudes toward the use of mammograms for broad screening to detect breast cancer or due to changes in the reimbursement policies of third-party payers. As a result, healthcare providers may be unwilling to purchase our CAD products or any of our future products, which could significantly harm our business, financial condition and operating results.

         Acceptance of our products outside of the United States depends, in part, upon the availability of similar reimbursements in the markets in which we intend to focus our international marketing activities. Reimbursements and health insurance systems in markets outside of the United States vary from country to country. If we are unable to qualify our products for reimbursement outside of the United States, we may not be able to gain international market acceptance for our products.

         There is no guaranty that any of the products which we contemplate developing will become eligible for reimbursements or health insurance coverage in the United States or abroad at favorable rates or even at all or maintain eligibility.

THE SALES CYCLE FOR OUR PRODUCTS IS LENGTHY AND UNPREDICTABLE AND ITS QUARTERLY RESULTS WILL BE UNPREDICTABLE.

         Many of the customers of our medical imaging products are institutional organizations, such as hospitals, with significant purchasing power and cyclical ordering practices. Although our CAD system is currently less expensive than the devices of our competitors, the purchase of the iCAD CAD system requires a material capital expenditure that will likely require approval of our customers' senior management and result in a lengthy sales and purchase order cycle. Consequently, we may be unable to accurately estimate our manufacturing and support requirements. Our larger institutional customers may also demand discounted prices on our products. As a result, our actual sales may differ significantly from our estimated sales and we may incorrectly allocate our resources. If we are unable to accurately project sales and allocate corresponding resources, we may incur substantial fluctuations in our operating results for any given quarter.

         Even if we are able to achieve profitability in future fiscal periods, it may occur in a quarter with concentrated revenue. In that case, we would expect reduced revenue in the following quarter or quarters, and possibly a quarterly loss or quarterly losses. As a result, stockholders may not be able to rely upon our operating results in any particular period as an indication of future performance.

THE MEDICAL EQUIPMENT INDUSTRY IS LITIGIOUS, WE HAVE IN THE PAST BEEN AND MAY IN THE FUTURE BE SUED FOR ALLEGEDLY VIOLATING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         The medical technology industry is characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining a competitive advantage.

         Should third parties file patent applications or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the U.S. Patent and Trademark Office to determine the relative priorities of our inventions and the third parties' inventions. We could also be required to participate in interference proceedings involving any patents which may be issued to us and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

         We are also aware of third parties whose business involves the use of CAD systems. Certain of these parties have issued patents or pending patent applications on technology that they may assert against us. There may be other patent rights of which we are presently unaware. Third parties may claim we are using their patented inventions and may go to court to stop us from engaging in our normal operations and activities. These lawsuits are expensive to defend and conduct and would also consume and divert the time and attention of our management. A court may decide that we are infringing a third party's patents and may order us to cease the infringing activity. The court could also order us to pay damages for the infringement. These damages could be substantial and could harm our business, financial condition and operating results.

         If we are unable to obtain any necessary license following a determination of infringement or an adverse determination in litigation or in interference or other administrative proceedings, we would have to redesign our products to avoid infringing a third party's patent and could temporarily or permanently have to discontinue manufacturing and selling some of our products. If this were to occur, it would negatively impact future revenue and would have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND, CONSEQUENTLY, OUR COMPETITORS MAY BENEFIT FROM OUR EFFORTS AND COMPETE DIRECTLY AGAINST US.

         Presently, patent applications have been filed for aspects of the proprietary technology employed by us in our CAD and medical digitizer products. Our patent applications, or any patents which may be issued to us, may be challenged, invalidated or circumvented by third parties. Any patent ultimately issued to us may not be in a form that will be beneficial to us. To the extent that we are unable to adequately protect any of the intellectual property used in connection with our current or any future products, competitors may take advantage of the situation and produce competing products, which could harm our competitive position and ultimately harm its operating results.

         We also rely on a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We may not be able to prevent the unauthorized disclosure or misappropriation of its technical knowledge or other trade secrets by employees. If that were to occur, our proprietary technologies and software applications would lose value and our business, results or operations and financial condition could be materially adversely affected.

         Adverse events could undermine our efforts to protect our intellectual property. Our competitors may be able to develop competing technologies or products that do not infringe any of our intellectual property rights. Even if a competitor infringes our intellectual property rights, we may be unable to bring, or prevail in, a suit to protect our rights.

         Furthermore, the laws of some foreign countries may not adequately protect our intellectual property rights. As a result of all of these factors, our efforts to protect our intellectual property may not be adequate, and our competitors may independently develop similar competing technologies or products, duplicate our products, or design around our intellectual property rights. This would harm our competitive position, decrease its market share, or otherwise harm our business.

WE MAY BE UNABLE TO SECURE LICENSES FOR ANY TECHNOLOGY WHICH MAY BE NECESSARY TO IMPROVE CURRENT OR FUTURE PRODUCTS

         It is likely that the technology underlying our existing and planned products may be fundamentally improved and that the resulting technology may be owned by third parties. As a result, we may be required to obtain licenses to this new technology to improve our current or future products. The cost of licensing such technology may significantly increase the unit cost of our products.

         We may be unable to obtain favorable terms for licenses for this new technology or, alternatively, the owners of the technology may refuse to license it to us in order to maintain their own competitive advantage. In either case, our products may not be competitive with the products manufactured by others. Even if we were able to obtain rights to a third party's patented intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property.

SOME STUDIES HAVE QUESTIONED THE EFFICACY OF USING MAMMOGRAPHY AS A METHOD TO REDUCE MORTALITY. IF MAMMOGRAPHY PROVES TO BE LESS EFFECTIVE, OUR BUSINESS WOULD BE SERIOUSLY HARMED. IN ADDITION, COMPETING TECHNOLOGIES COULD REPLACE MAMMOGRAPHY AS THE PREFERRED METHOD FOR SCREENING FOR BREAST CANCER.

         We are aware that the efficacy of screening mammography to reduce mortality has been questioned in several publications. Even if unproven, this could lead to a reduction in the use of mammography as a tool to detect breast cancer in the United States and abroad. If mammography is ultimately proven to be ineffective, or if recommendations for regular mammograms were eliminated or reduced, our business would certainly be seriously harmed.

         We are also aware of companies that are developing alternatives to traditional breast cancer detection, including refractive light, thermal technologies, breast ultrasound, magnetic resonance imaging and non-imaging tests.

WE MAY BE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY FOR WHICH WE MAY NOT BE ABLE TO PROCURE SUFFICIENT INSURANCE COVERAGE.

         Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of medical imaging devices. If available at all, product liability insurance for the medical device industry generally is expensive. Currently, we have liability insurance coverage which we deem appropriate for our current stage of development. No assurance can be given that this level of coverage will be adequate or that adequate insurance coverage will be available in sufficient amounts or at a reasonable cost in the future, or that a product liability claim would not have a material adverse effect on us.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR CURRENT BUSINESS MODEL OR EFFECTIVELY MANAGE OUR GROWTH.

         We only commenced generating revenue from the sale of MammoReaderTM, our first CAD product, in 2002. Sales of our products may not generate sufficient cash to support our future operations. There can be no assurance that adequate funds for our operations, whether from our revenues, financial markets, collaborative or other arrangements with corporate partners, if any, or from other sources, will be available when needed or on terms attractive to us. The inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our development activities, clinical studies and/or regulatory activities or to license third parties to commercialize products or technologies that we would otherwise seek to internally develop. No assurance can be given that any future technologies or products that may be developed by us will be successfully developed, commercialized or accepted by the marketplace or that sufficient revenues will be realized to support our operations or future research and development programs.

         To address these risks, we must, among other things, establish, maintain and increase our relationships with radiologists and other members of the health care industry, implement and successfully execute our business and marketing strategies, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

OUR FUTURE PROSPECTS DEPEND ON OUR ABILITY TO RETAIN CURRENT KEY EMPLOYEES AND ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

         Our success depends in large part on the abilities and continued service of our executive officers and other key employees. We may not be able to retain the services of our executive officers and other key employees. The loss of executive officers or other key personnel could have a material adverse effect on us.

         In addition, in order to support our continued growth, we will be required to effectively recruit, develop and retain additional qualified personnel. If we are unable to attract and retain additional necessary personnel, it could delay or hinder our plans for growth. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract necessary personnel could have a material adverse effect on our business, financial condition and results of operations.

SOME OF OUR COMPETITORS HAVE SIGNIFICANTLY GREATER RESOURCES AND MAY PREVENT US FROM ACHIEVING OR MAINTAINING SIGNIFICANT MARKET SHARE. AS THE MARKET FOR CAD GROWS, COMPETITION FOR MAMMOGRAPHY PRODUCTS WILL LIKELY INCREASE.

         The medical equipment market is highly competitive and changes rapidly. Competitors in this market are highly sensitive to the introduction of new products and competitors. Other well known medical imaging equipment manufacturers have explored the possibility of introducing their own versions of CAD products into the market. Because many of these companies have significantly greater resources than we have, they may be able to respond more quickly to the evolving and emerging technologies in the market and they may be better suited to respond the changing needs of their customers. The financial strength of many of these companies may enable them to develop their own proprietary CAD products or acquire our competitors to bring competing products to market more quickly. Additionally, some of these companies benefit from name recognition, established relationships with healthcare professionals, diversified product lines, established distribution channels, and greater product development, manufacturing, and sales and marketing resources.

         We currently face direct competition from R2 Technology, Inc. and CADx Medical Systems. Each of those competitors has received FDA approval to market their respective CAD systems for use in mammography screening and diagnostics. Kodak, Inc. has recently announced that it has received an approvable letter from FDA which is the precursor to receipt from the FDA of approval for it to market a mammography CAD solution. We expect that other vendors and competitors will market this competing Kodak product once it receives FDA approval. We also expect that other potential manufacturers will receive FDA approval to market competing CAD products in the near future. We expect that as the market for CAD grows, other competitors may seek to introduce CAD products priced even lower than ours. Customers seeking a low-cost CAD solution may prefer a competitor's lower-priced product to us and may result in pricing cutting by us which will reduce our profit margin.

WE HAVE HISTORICALLY RELIED ON ONE DISTRIBUTOR IN THE UNITED STATES FOR THE SALE, SERVICE, INSTALLATION AND DISTRIBUTION OF OUR CAD PRODUCTS, AND THAT DISTRIBUTOR HAS BEEN ACQUIRED BY GENERAL ELECTRIC CORPORATION. WE TERMINATED OUR DISTRIBUTION AGREEMENT WITH THAT DISTRIBUTOR EFFECTIVE DECEMBER 31, 2003 AND DO NOT EXPECT TO MAKE ADDITIONAL SALES THROUGH THAT DISTRIBUTION CHANNEL. ALTHOUGH WE ARE ESTABLISHING ALTERNATIVE DISTRIBUTION FOR OUR CAD PRODUCTS SALES, IF OUR NEW DISTRIBUTORS FAIL, OR ARE UNABLE, TO ALLOCATE SUFFICIENT RESOURCES TO SELL, SERVICE, INSTALL AND DISTRIBUTE OUR PRODUCTS, OR OTHERWISE ALTER THEIR COMMITMENT AND EFFORTS TO SELL, SERVICE, INSTALL AND DISTRIBUTE OUR PRODUCTS, OUR FINANCIAL CONDITION WILL SUFFER.

      We previously appointed Instrumentarium Imaging, Inc. and other companies as distributors in the United States for the sale, service, installation and distribution of our MammoReader products. We terminated our distribution agreement with Instrumentarium Imaging effective December 31, 2003. That distributor is currently selling off demonstration inventory stock, and we do not anticipate additional sales of our CAD products to be made through that channel. Our sales are expected to be adversely affected as our previous distributor ceases purchases of our products before our new distributors are fully in place, trained and engaged with prospective buyers of our CAD products. Moreover, if these new distributors become subject to financial difficulty or otherwise do not commit the resources necessary to sell, service, and install our products, or otherwise fail to perform to our satisfaction, it could have a material adverse effect on our business, financial condition and results of operations.


FUTURE SALES OF SHARES OF OUR COMMON STOCK COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL.


      We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act, and may become freely tradable. In addition, shares of our common stock issuable upon exercise of our outstanding convertible preferred stock and a substantial portion of the shares of common stock issuable upon conversion of our convertible debt are also eligible for sale under Rule 144. We have also registered a substantial number of shares of common stock that are issuable upon the exercise of options and granted registration rights to holders of a significant number of shares of restricted common stock. If holders of options choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted common stock or common stock issuable upon conversion of our preferred stock or convertible debt choose to sell such shares of common stock in the public market under Rule 144 or otherwise, or if the selling stockholders whose shares are being offered pursuant to this prospectus sell or attempt to publicly sell such shares all at once or in a short time period, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholders named in this prospectus.

         We have agreed to pay certain expenses in connection with the registration of the shares being offered by the selling stockholders.

                              SELLING STOCKHOLDERS

         In November 2003, we sold 1,260,000 shares of our common stock at a purchase price of $5.00 per share in a private placement to institutional investors. We also issued to such investors additional investment rights to purchase up to an additional 315,000 shares of our common stock at $5.00 per share. These additional investment rights are exercisable immediately after the closing date of the private placement and expire 30 trading days after the date the registration statement of which this prospectus forms a part becomes effective. In connection with the private placement we paid the placement agent for the offering, Ladenburg Thalmann & Co., Inc., placement agent fees of $366,000 and issued to the placement agent warrants to purchase 67,200 shares of our common stock at $5.00 per share at any time until November 24, 2008. The warrants may be exercised for cash or on a "cashless" basis and contain anti-dilution provisions with respect to stock splits or distributions or consolidations.

         Each investor in the private placement and the placement agent is listed below as a selling stockholder. In addition, The term "selling stockholder" also includes any transferees, pledgees, donees, or other successors in interest to any of the selling stockholders named in the table below. The information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus if required. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.


         Based on information provided by the selling stockholders, the following table sets forth certain information as of December 30, 2003 regarding the selling stockholders:


         o The number of shares of our common stock beneficially owned by the selling stockholder prior to any sales pursuant to this prospectus, including, except with respect to the placement agent, the number of shares issuable to such selling stockholder upon exercise of the additional investment right.

         o The number of shares of our common stock that the stockholder may purchase upon exercise of any additional investment right owned by the selling stockholder;

         o The number of shares of our common stock that the selling stockholder may offer and sell pursuant to this prospectus; and

         o The percentage of our outstanding stock that is beneficially owned by the selling stockholder or is subject to any additional investment right held by the selling stockholder prior to the offering.

         o The information is based on information provided by or on behalf of the selling stockholders.

         o stockholders may sell all or some portion of our common stock covered by this prospectus. We cannot estimate the amount or percentage of our common stock that will be held by the selling stockholders upon completion of the offering.

         The sixth column in the following table assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

                                                                        Number of     Percentage of
                              Number of Shares of                     Percentage of    Shares Which     Outstanding
                                 Common Stock       Shares Subject     Outstanding      May Be Sold     Common Stock
                              Beneficially Owned    to Additional     Common Stock     Pursuant to      Owned After
                                    Prior            Investment      Owned Prior to        This             the
Selling Security Holder       to the Offering(1)      Right(1A)     the Offering(1)   Prospectus(2)    Offering(2A)
---------------------------  --------------------  ---------------  ----------------  --------------  ----------------
Cranshire Capital, L.P.(3)   375,000               75,000                 1.3            375,000             0

Vertical Ventures, LLC(4)    375,000               75,000                 1.3            375,000             0

Omicron Master Trust(5)      250,000               50,000                  *             250,000             0

Deephaven Small Cap Growth   250,000               50,000                  *             250,000             0
Fund, LLC(6)

Bonanza Master Fund Ltd.(7)  187,500               37,500                  *             187,500             0

Crescent International        75,000               15,000                  *              75,000             0
Ltd.(8)

Smithfield Fiduciary LLC(9)   62,500               12,500                  *              62,500             0

Ladenburg Thalmann & Co.,     67,200               0                       *              67,200             0
Inc.(10)

------------------------
* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares which an individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Percentage of beneficial ownership is based on 29,292,521 shares of common stock outstanding as of December 30, 2003. Unless otherwise indicated, each selling stockholder has sole voting control and investment discretion with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.


(1A) For each selling stockholder, the shares listed in this column are included in the number of shares listed in the second column of this table as beneficially owned prior to the offering by such selling stockholder.

(2) This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(2A) We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering and that the selling stockholder will not have entered into any other transactions with respect to the securities of the Company.

(3) Mitchell P. Kopin, the President of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell
     P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(4) Joshua Silverman, a partner of Vertical Ventures, LLC has voting control and investment discretion over securities held by Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of the shares held by Vertical Ventures, LLC.

(5) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"); Omicron Capital, Inc., a Delaware corporation, ("OCI"), serves as general, partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed, to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as, a. selling stockholder. No person, or "group" (as that term, is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation, 13D-G) controls Omicron, and Winchester.

(6) Colin Smith, the Chief Executive Officer of Deephaven Capital Management, LLC, which manages Deephaven Small Cap Growth Fund, LLC, has voting control and investment discretion over the shares owned by Deephaven Small Cap Growth Fund, LLC.

(7) Bernay Box, the General Partner of Bernay Box & Co., LLC, the General Partner of Bonanza Master Fund Ltd. has voting control and investment discretion over the shares owned by Bonanza Master Fund Ltd.

(8) Mel Craw and Maxi Brezzi, in their capacity as managers of Green Light (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

(9) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(10) Robert Kropp, a Senior Vice President and Director of Investment Banking of Ladenburg Thalmann & Co., Inc. has voting control and investment discretion over securities held by Ladenburg Thalmann & Co., Inc.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o transactions on a national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

         o        transactions in the over-the-counter market;

         o        privately negotiated transactions;

         o        short sales;

         o through the writing of call options, whether such options are listed on a national exchange or otherwise;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         In connection with sales of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These commissions and discounts may be in excess of what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer and donate the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after, if required, we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

         The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

                                  LEGAL MATTERS

         Blank Rome LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus. Blank Rome LLP is the beneficial owner of 100,000 shares of iCAD's common stock.

                                     EXPERTS


      The financial statements and schedule of iCAD, Inc. incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

      The financial statements of Intelligent System Software, Inc., incorporated by reference to iCAD's Current Report on Form 8-K for the event dated June 28, 2002 have been audited by Grant Thornton LLP, independent certified public accountants and have been so incorporated by reference herein upon the report of such firm given upon its authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

         You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Form 10-K/A amendment No. 1 to our Annual report on Form 10-K for the fiscal year ended December 31, 2002 ;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;


3.       Our Current Report on Form 8-K filed with the SEC on July 15, 2002;

4.       Our Current Report on Form 8-K filed with the SEC on September 18,
         2003;

5.       Our Current Report on Form 8-K filed with the SEC on November 26, 2003;

6. The description of our common stock contained in our registration statements on Form 8-A filed with the SEC and any amendments thereto;

7. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act; and

8. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act.


         You may request and we will provide a copy of these filings to you at no cost, other than the exhibits, by writing or telephoning us at iCAD, Inc., 4 Townsend West, Suite 17, Nashua, New Hampshire 03063, telephone number (603) 882-5200.

         We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee)are as follows:

SEC Registration Fee                                         $761.25

Accounting Fees and Expenses                                 $10,000.00

Legal Fees and Expenses                                      $10,000.00

Miscellaneous Expenses                                       $4,238.75

Total                                                        $25,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

         Article Tenth of the registrant's Certificate of Incorporation and the registrant's By-laws provide for indemnification to the fullest extent permitted or authorized by the GCL or judicial or administrative decisions of each person who was or is a party or threatened to be made a party, or was, or is a witness, to any threatened pending or completed action, suit, or proceeding against any liability or cost or expense asserted against him or incurred by him by reason of the fact that he is or was shall a director, officer or employee of the registrant or is or was an agent of the registrant to whom the registrant has agreed to grant such indemnity or is serving or was serving, at the registrant's request, as an officer , director or employee of another entity or is serving as an agent of another entity to whom the Corporation has agreed to grant indemnity. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

         Article Ninth of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.


         5        Opinion of Blank Rome LLP*
         23.1     Consent of BDO Seidman, LLP
         23.2     Consent of Grant Thorton LLP
         23.3     Consent of Blank Rome LLP (included in Exhibit 5)*
         24       Power of Attorney (included on the signature page of
                  the Registration Statement)

---------
*     Previously filed.


ITEM 17. UNDERTAKINGS

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on the 12th day of January 2004.


                                   iCAD, INC.


                                   By: /s/ W Scott Parr
                                       -------------------------------------
                                       W. Scott Parr
                                       Chief Executive Officer and President



         In accordance with the requirements of the Securities Act of 1933, this amendment to this Registration Statement was signed by the following person in the capacities and on the dates stated.


Signature                                              Title                         Date
---------                                              -----                         ----
/s/ *                           Chairman of the Board and Director              January 12, 2004
---------------------------
Robert Howard

/s/ W. Scott Parr               Chief Executive Officer, President and          January 12, 2004
---------------------------     Director (Principal Executive Officer)
W. Scott Parr

/s/ Annette Heroux              Vice President Finance, Chief Financial         January 12, 2004
---------------------------     Officer (Principal Financial and Accounting
Annette Heroux                  Officer)


/s/ *                           Director                                        January 12, 2004
---------------------------
James Harlan

/s/ *                           Director                                        January 12, 2004
---------------------------
Maha Sallam

/s/ *                           Director                                        January 12, 2004
---------------------------
Brett Smith

/s/ *                           Director                                        January 12, 2004
---------------------------
Elliot Sussman

/s/ *                           Director                                        January 12, 2004
---------------------------
Kevin Woods


* By: /s/ W. Scott Parr
---------------------------
Attorney-in-fact